Exhibit 10.2A

FIRST AMENDMENT

To The

RE-ESTABLISHED RETIREMENT PLAN FOR HOURLY EMPLOYEES OF

KEWAUNEE SCIENTIFIC CORPORATION

(As Amended and Restated Effective as of May 1, 2007)

THIS AMENDMENT, made and executed by Kewaunee Scientific Corporation (the “Company”):

W I T N E S S E T H

WHEREAS, the Company maintains the Re-Established Retirement Plan for Hourly Employees of Kewaunee Scientific Corporation (the “Plan”), which was most recently amended and restated in its entirety by an instrument effective as of May 1, 2007; and

WHEREAS, pursuant to Section 12.2 of the Plan, the Company reserved the right to amend the Plan, from time to time, in its discretion as long as such amendment does not cause assets of the Trust Fund to be diverted or used for purposes other than the exclusive benefit of participants, to favor highly compensated employees or to amend the Plan in a manner which would reduce accrued benefits in violation of Section 411(d)(6) of the Code; and

WHEREAS, in accordance with Section 12.2 of the Plan, the Board of Directors of the Company has found desirable to it change the definition of the term “Section 415 Compensation” in order to satisfy the requirements of Section 415 of the Internal Revenue Code, but to continue otherwise to operate the Plan according to its terms and to maintain the Plan in accordance with all applicable laws.

NOW THEREFORE, pursuant to the authority reserved to the Company under Section 12.2 of the Plan, the Plan be and hereby is amended as set forth below effective as of May 1, 2008.

1.	Section 6.5(vi) of the Plan is amended in its entirety to read as follows:

(vi)	The term “Section 415 Compensation” means wages within the meaning of Section 3401(a) of the Code for the purpose of income tax withholding at the source but determined without regard to any rule that limits the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code), including any such amounts paid by the later of two and one-half months after severance from employment or the end of the limitation year that includes the date of severance from employment if, absent a severance from employment, such payments would have been made to the Participant while the Participant continued in employment with the Employer and are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar compensation. Section 415 Compensation shall include amounts that otherwise would be included therein but for an election under Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b) of the Code.

IN WITNESS WHEREOF, this First Amendment to the Re-Established Retirement Plan for Hourly Employees of Kewaunee Scientific Corporation is hereby properly executed on the      day of          , 2009.

KEWAUNEE SCIENTIFIC CORPORATION

By:
Senior Vice President, Finance On behalf of the Board of Directors

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